EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Noble Energy, Inc. of our report dated February 12, 2010, relating to the financial statements of Alba Plant LLC, which appears in the annual report on Form 10-K of Noble Energy, Inc. for the year ended December 31, 2010.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
November 7, 2011